AMENDED AND RESTATED ALLIED PRODUCTS DISTRIBUTION COORDINATION AGREEMENT

This AMENDED AND RESTATED ALLIED PRODUCTS DISTRIBUTION COORDINATION AGREEMENT (this “Agreement”) between HANSEN BEVERAGE COMPANY, a Delaware corporation (“Hansen”), and ANHEUSER-BUSCH, INCORPORATED, a Missouri Corporation (“AB”) was signed on August 10, 2006 and is deemed effective as of May 8, 2006 (the “Effective Date”).

RECITALS

1.	The parties are both engaged in the manufacture and sale of beverages.

2.      AB has an extensive network of distributors for sales of beverages in the United States. Each such distributor that is a party to an Anheuser-Busch, Inc. Wholesaler Equity Agreement (as it may be amended, restated, and/or replaced from time to time, in each case an “AB Equity Agreement”) is referred to herein as an “AB Distributor” and some or all of such distributors are collectively referred to as the “AB Distributors.”

3.      Definitions. Subject to the terms of this Agreement, Hansen desires to enter into distribution agreements for specific territories, substantially in the form of attached Exhibit A (the “Distribution Agreement”), with certain AB Distributors for the distribution and sale of the Products (as hereinafter defined) and AB is willing to assist with those efforts. The “Products” collectively mean (a) each of the specific Lost Energy brand (the “Lost Brand”) non-alcoholic energy drinks identified on attached Exhibit B, (b) each of the specific Rumba Energy Juice brand (the “Rumba Brand”) non-alcoholic energy drinks identified on attached Exhibit B, (c) each of the specific Unbound Energy brand (the “J.U. Brand”) non-alcoholic energy drinks identified on attached Exhibit B, (d) all other shelf stable, non-alcoholic energy drinks in ready to drink form that are packaged and/or marketed by Hansen at any time after the Effective Date under the Lost Brand, the Rumba Brand, or the J.U. Brand names, and (e) such additional products as the parties may agree, in writing, to add to attached Exhibit B for specific territories.

4.      AB and Hansen previously entered into a certain Allied Products Distribution Coordination Agreement as of May 8, 2006 (the “Existing Allied Products Agreement”). AB and Hansen have agreed to enter into this Agreement, which amends, restates, and replaces the Existing Allied Products Agreement in its entirety effective as of the Effective Date.

Now, therefore, the parties agree as follows:

AGREEMENT

1.      Engagement. Hansen hereby engages AB, and AB accepts such engagement, to generally facilitate and assist the on-going relationship between Hansen and the AB Distributors contemplated by this Agreement. AB also agrees to use its best efforts to (a) facilitate and assist Hansen in regard to its evaluation of Proposed Distributors (defined below) under Section 2.4 below, and (b) recommend to, encourage, facilitate and assist all AB Distributors accepted by Hansen pursuant to the terms of Section 2.5 below to enter into Distribution Agreements with Hansen for the Products for such territories as may be designated by Hansen and agreed to between Hansen and such AB Distributors in accordance with procedures set forth in Section 2 below. Such efforts shall include, without limitation, AB revising the AB Wholesaler Exclusivity Incentive program by adding the Products thereto so that AB Distributors may carry and distribute the Products and remain exclusive under the program for so as long as this Agreement and such program remain in effect, but such efforts shall not obligate AB to expend funds or extend other economic incentives to convince AB Distributors to enter into Distribution Agreements with Hansen.

2.      General Agreement and Procedures for Appointment of Distributors. During the first twelve (12) months after the Effective Date, Hansen will, subject to the other terms of this Section 2, offer to all the AB Distributors the exclusive rights to distribute the Products throughout the Available Territory (as defined in Section 2.1 below) in accordance with the Distribution Agreement/s.

2.1.   Existing Hansen Distributors. As of the Effective Date Hansen distributes the Products in the U.S. pursuant to distribution agreements with various distributors, almost all of which are not AB Distributors (in each case, a “Non-AB Distribution Agreement”). A “No Fault Termination Agreement” means any Non-AB Distribution Agreement that Hansen is expressly legally, contractually and unilaterally entitled to terminate without cause and without Hansen breaching such Non-AB Distribution Agreement or incurring any liability or obligation except to pay the applicable distributor a pre-determined fixed amount previously agreed to by Hansen in writing under such Non-AB Distribution Agreement (e.g., average gross profit per case per product line multiplied by the number of cases of products sold during the most recently completed twelve (12) month period) solely related to some or all of the Products. The U.S. territory collectively covered by the No-Fault Termination Agreements is referred to in this Agreement as the “Available Territory.”

2.2.   Designation Notice. During the first twelve (12) months after the Effective Date Hansen will notify AB, in writing, from time to time, of specific portions of the Available Territory that Hansen is prepared to offer to one or more AB Distributors (in each case, a “Designation Notice”). Hansen agrees that the territory collectively covered by the Designation Notices delivered during such twelve (12) month period will be no less than the Available Territory. In addition to designating a portion of the Available Territory, each Designation Notice will identify the number of cases of each Lost Brand product sold in such territory during the preceding twelve (12) months, and (b) the agreed upon contribution to be paid by the AB Distributors appointed to distribute the Products in such territory towards the termination fee due to Hansen’s existing distributors of the Products in various territories throughout the United States, which contribution shall only apply to Lost Brand products and will be calculated at the pre-agreed average rate set forth on attached Exhibit F (the “Buy-Out Contribution”). After the first anniversary of the Effective Date, the average rate per case used to calculate the Buy-Out Contribution shall be increased or decreased by Hansen, as the case may be, to reflect substantially the Lost Brand products termination fees payable by Hansen to applicable existing distributors.

2.3.   Identification Notices. Within fourteen (14) days of its receipt of a Designation Notice, AB will deliver written notice (the “Identification Notice”) to Hansen identifying the specific AB Distributors (the “Proposed Distributors”) to be appointed to distribute the Products in the respective territory/ies identified in the applicable Designation Notice, how the Buy-Out Contribution, if any, will be allocated among such AB Distributors (the “Buy-Out Allocation”), and any additional relevant information concerning such AB Distributors, the territory covered by them, or the Buy-Out Allocation, if any.

2.4.   Due Diligence Period. During the twenty-eight (28) day period immediately following Hansen’s receipt of an Identification Notice (the “Diligence Period”), Hansen will be entitled to conduct due diligence on the applicable Proposed Distributors. AB will provide Hansen with all information in AB’s possession regarding such Proposed Distributors that Hansen reasonably requests in connection with the investigation; provided, however, that AB shall not be required to deliver information that AB is contractually obligated to keep confidential pursuant to any written agreement with a Proposed Distributor. Hansen will also be free to contact such Proposed Distributors directly to request any additional information Hansen reasonably believes is needed to conduct the investigation. AB will provide Hansen with contact information for each such Proposed Distributor. At anytime during the Diligence Period Hansen may accept or reject any Proposed Distributor and/or the Buy-Out Allocation, if any; provided, however, that (a) if Hansen fails to reject any Proposed Distributor or the Buy-Out Allocation during the Diligence Period, Hansen will be deemed to have accepted such Proposed Distributor and/or Buy-Out Allocation and (b) Hansen shall accept each Proposed Distributor unless Hansen reasonably determines that such Proposed Distributor is not structured to, or does not have the resources to, or will not be able to, or is unwilling to, effectively and adequately service all classes of accounts throughout the entire territory being offered to such Proposed Distributor.

2.5.   Acceptance. If Hansen accepts, or is deemed to accept, the applicable Proposed Distributor and Buy-Out Allocation, if any, set forth in an Identification Notice, Hansen will, within ten (10) days of the expiration of the Diligence Period, deliver to AB a Distribution Agreement, in substantially the form of Exhibit A, for each Proposed Distributor accepted by Hansen (each, an “Accepted Distributor”), subject to modification as agreed upon by Hansen and AB. AB will deliver the respective Distribution Agreements to each Accepted Distributor and use its best efforts to recommend to, encourage, facilitate and assist each Accepted Distributor to enter into the Distribution Agreement with Hansen; provided, that such efforts shall not obligate AB to expend funds or extend other economic incentives to any Accepted Distributor to convince them to enter into a Distribution Agreement with Hansen. AB will promptly return to Hansen copies of the Distribution Agreements executed by the Accepted Distributors who have agreed to enter into a Distribution Agreement with Hansen together with each Accepted Distributor’s agreed upon contribution towards the applicable Buy-Out Contribution. Within seven (7) days of receipt of any Distribution Agreement executed by an Accepted Distributor, Hansen will deliver the Distribution Agreement executed by Hansen to such Accepted Distributor with a copy to AB.

2.6.   Rejection of Buy-Out Allocation. If Hansen rejects the Buy-Out Allocation, the parties agree to negotiate in good faith to reach agreement with respect to the Buy-Out Allocation. If the parties are unable to reach Agreement within thirty (30) days of Hansen’s rejection, either party may initiate dispute resolution proceedings in accordance with Section 23 below with respect to the Buy-Out Allocation.

2.7.   Rejection by Distributor. If any Accepted Distributor declines to enter into a Distribution Agreement with Hansen or Hansen rejects a Proposed Distributor for the reasons specified in Section 2.4, Hansen shall be entitled to enter into an agreement with another Person to distribute the Products in the territory originally designated for such Proposed Distributor or Accepted Distributor, as the case may be.

2.8.   Rejection by Hansen. Hansen may reject any Proposed Distributor at any time prior to execution of a Distribution Agreement if Hansen reasonably determines that such Proposed Distributor is not structured to, or does not have the resources to, or will not be able to, or is unwilling to, effectively and adequately service all classes of accounts throughout the entire territory being offered to such Proposed Distributor.

3.      AB/Hansen Distributors; Distribution Agreements. Each AB Distributor with whom Hansen enters into a Distribution Agreement will hereinafter be referred to as an “AB/Hansen Distributor,” but only during the period in which an AB Equity Agreement is in effect between AB and such AB/Hansen Distributor. Any Distribution Agreement between Hansen and any AB Distributor granting such AB Distributor the right to distribute some or all of the Products shall fall under the terms of this Agreement and be treated as a Distribution Agreement under this Agreement for so long as such Distribution Agreement and the AB Equity Agreement with such AB Distributor remains in effect. Whenever an AB Equity Agreement with an AB/Hansen Distributor is terminated by AB pursuant to either the deficiency termination procedure or the right of immediate termination stated in such AB Equity Agreement, AB shall notify Hansen in writing within sixty (60) days after such termination.

4.	AB Assistance.

4.1.   Hansen will require each AB/Hansen Distributor to assign an AB-provided tracking number to each Product and Product package (or such other actions as AB may reasonably request in the future) to allow for tracking of inventory and sales information by BudNet or any replacement sales data collection system then in use generally by AB and the AB Distributors, and as required under Section 3.j of the Distribution Agreement. Based on such information, AB will regularly provide to Hansen for each AB/Hansen Distributor: (a) sales reports regarding the Products, (b) inventory levels of the Products, (c) retail account and potential retail account coverage related to the Products, and (d) demographic and other retail consumer attributes applicable to such accounts related to the Products. AB will provide such information and summaries of it in formats as mutually agreed to from time to time by AB and Hansen.

4.2.   AB and Hansen will review and analyze Hansen’s existing freight and delivery systems in order to improve the efficiencies of such system. To the extent savings or other efficiencies are created, AB will make its wholesaler support centers and other intermediate delivery locations (collectively, “WSCs”) utilized by AB for its malt beverage products available to Hansen for use in connection with storage and delivery of the Products. To the extent Hansen decides to utilize the WSCs it agrees to reimburse AB for the actual, direct, incremental costs incurred by AB for such use.

4.3.   At Hansen’s request, AB agrees, to the extent legally permissible, to advise Hansen on the negotiation of purchasing arrangements for some or all of the raw materials and packaging components required to make and package the Products.

4.4.   AB’s obligations under this Section 4 do not require it to incur any out-of-pocket expenses or other costs other than the time reasonably spent by AB personnel to comply with the terms of this Section 4.

5.	Access to AB Sales Meetings; Hansen Sales Meetings.

5.1.   At Hansen’s request, Hansen will be permitted to attend all national, regional and state sales meetings AB holds with AB Distributors on a group basis. Hansen will be allocated a reasonable amount of time to address issues related to the Products and to promote and maximize distribution and sale of the Products (a) at all such state meetings Hansen elects to attend, and (b) at one regional meeting in each AB region each calendar year so long as a regional meeting is actually held in the applicable region and Hansen has also been allocated a reasonable amount of time to address issues related to Monster brand products at that meeting pursuant to the terms of the Monster Off-Premise Coordination Agreement (as defined below). AB will provide Hansen at least thirty (30) days prior written notice of all national sales meetings and as much advance notice as reasonably possible for all regional and state sales meetings, as such meetings may be arranged on less than thirty (30) days notice.

5.2.   AB will, at no additional expense to AB, support and facilitate additional meetings of AB/Hansen Distributors reasonably requested by Hansen.

6.	Commissions.

6.1.   Commissions Payable by Hansen. In exchange for AB’s performance of its obligations under this Agreement, Hansen will pay AB a commission (the “Commission”) equal to the percentage set forth on Exhibit F of the Net Sales (defined below) for Products sold by Hansen to AB/Hansen Distributors, which percentage will be adjusted as set forth on Exhibit F if Hansen’s current Gross Profit Margin (as defined below) on any particular Product or package is less than fifty percent (50%) but forty percent (40%) or more, and further adjusted if Hansen’s current Gross Profit Margin on any particular Product or package is less than forty percent (40%). Hansen represents that Exhibit C specifies all of the current SKU’s for the Products listed in Exhibit B and the respective Gross Profit Margin for each SKU as of March 31, 2006. Hansen represents that the current Gross Profit Margins for the Products and SKU’s listed on Exhibit D, which may be amended by Hansen from time to time as specified below, are less than fifty percent (50%) and forty percent (40%) respectively. The Commission will be payable monthly in arrears within thirty (30) days of the end of each calendar month. If the Gross Profit Margins for any Products and/or SKU’s change to more or less than fifty percent (50%) or forty percent (40%), respectively, during a particular calendar quarter, Hansen shall no later than thirty (30) days after the end of such calendar quarter deliver to AB a revised Exhibit D reflecting such changes in such Exhibit, and the Gross Profit Margins specified for the Products and SKU’s on the revised Exhibit D shall be considered the current Gross Profit Margins for such Products and packages effective as of the first day of the calendar quarter immediately following the calendar quarter just ended with respect to which Hansen is obligated to deliver the revised Exhibit D until a subsequent Exhibit D is delivered pursuant to these terms.

“Net Sales” for any period means the gross amount invoiced by Hansen to AB/Hansen Distributors for the sale of the Products during a specified period, less deductions for (a) federal and state excise tax to the extent paid for by Hansen, (b) customary discounts and sales allowances paid, accrued or credited, (c) Products returned during such period, and (d) permitted allowances, discounts, free cases or allowance programs and commissions to third parties paid or incurred by Hansen (which for sake of clarity does not include the Commissions or the AB Commissions).

“Cost of Sales” for a particular Product means Hansen’s cost of sales with respect to such Product calculated on the same basis and in the same manner that cost of sales is calculated by Hansen for the purposes of Hansen’s periodic financial statements from time to time prepared in accordance with generally accepted accounting principals consistently applied.

“Gross Profit” for a particular Product means Net Sales for such Product minus the aggregate Cost of Sales of such Product sold during the specific period.

“Gross Profit Margin” for each particular Product means Gross Profit for such Product divided by Net Sales for such Product. Exhibit E attached to this Agreement specifies for illustrative purposes only how the Gross Profit Margin for the sixteen ounce Lost Energy 24-pack loose was calculated for the calendar quarter ending March 31, 2006. In the event of any inconsistency or conflict between what is specified in Exhibit E, on the one hand, and the terms in this Section 6.1 that specify how the Gross Profit Margin and its various elements should be calculated, on the other, the terms of this Section 6.1 shall prevail.

6.2.   Commissions Payable by AB/Hansen Distributors. In exchange for AB’s performance of its obligations under this Agreement, each AB/Hansen Distributor will pay a commission to AB equal to the percentage set forth on Exhibit F of the aggregate prices of Products invoiced by Hansen to that AB/Hansen Distributor (the “AB Commission”). Hansen will collect the AB Commission from the AB/Hansen Distributors on behalf of AB as provided in this Section. Hansen agrees that it has no rights whatsoever in the AB Commissions and may not (a) include any AB Commissions in its revenues or list of assets, (b) pledge, grant, or allow any lien or security interest whatsoever in any of the AB Commissions, (c) retain any such AB Commissions as full or partial payment of any amount(s) allegedly owed to Hansen by AB under this Agreement or by a AB/Hansen Distributor, or (d) take any action whatsoever inconsistent with AB’s ownership of the AB Commissions. All of Hansen’s invoices to AB/Hansen Distributors will include the AB Commission, which will be payable in accordance with the terms of the Hansen invoice. Hansen will receive the AB Commissions paid in accordance with such Hansen invoice and remit all AB Commission payments to AB monthly, within fifteen (15) days of the end of each calendar month. Hansen is in no way guaranteeing payment of the AB Commissions. Hansen will advise AB of any failure by an AB/Hansen Distributor to pay on a timely basis any AB Commission for which it is liable within a reasonable time following such default, and cooperate with AB’s reasonable requests for assistance to collect any defaulted AB Commission payments at no cost to Hansen. At AB’s request, Hansen will assign all its rights to collect the defaulted AB Commission to AB. Hansen shall have no obligations beyond those set forth in this Section to assist in the collection of the AB Commissions.

7.	Confidentiality.

7.1.   Definition. As used herein, “Confidential Information” means any information, observation, data, written material, records, documents, computer programs, software, firmware, inventions, discoveries, improvements, developments, designs, promotional ideas, customer lists, suppliers lists, financial statements, practices, processes, formulae, methods, techniques, trade secrets, products and/or research, in each such case, of or related to a party’s products, organization, business and/or finances; provided, however, Confidential Information shall not include any information which (a) is in the public domain except through any intentional or negligent act or omission of the non-disclosing party (or any agent, employee, shareholder, director, officer, or independent contractor of or retained by such other party or any of its Affiliates (defined in Section 13.1.1 below)), (b) can be shown by clear and convincing tangible evidence to have been in the possession of the non-disclosing party prior to disclosure by the disclosing party, (c) is legally and properly provided to the non-disclosing party without restriction by an independent third party that is under no obligation of confidentiality to the disclosing party and that did not obtain such information in any illegal or improper manner or otherwise in violation of any agreement with the disclosing party, (d) is disclosed without any restrictions of any kind by the disclosing party to third parties on a regular basis without any measures being taken, whether explicitly or implicitly, by the disclosing party to protect the confidentiality of such information, or (e) is independently generated by any employee or independent contractor of or retained by the non-disclosing party, and such employee or independent contractor has no knowledge of any of the Confidential Information.

7.2.   Non-Disclosure Obligations. It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose its Confidential Information to the other. Each party agrees that any such Confidential Information (a) will be used solely as provided by the terms and conditions of this Agreement, and (b) is intended solely for the information and assistance of the other party in the performance of such party’s obligations or exercise of such party’s rights under this Agreement and is not to be otherwise disclosed. Each party will use its best efforts to protect the confidentiality of the other party’s Confidential Information, which efforts shall be at least as extensive as the measures such party uses to protect its own most valued Confidential Information.

7.3.   Injunctive Relief. Each party acknowledges that the other party will suffer irreparable harm if such party breaches any of the provisions regarding confidentiality set forth in this Section 7 and that monetary damages will be inadequate to compensate the other party for such breach. Therefore, if a party (or any agent, employee, shareholder, director, officer, or independent contractor of or retained by such other party or any of its Affiliates) breaches any of such provisions, then the other party shall be entitled to injunctive relief without bond (in addition to any other remedies at law or equity) to enforce such provisions.

8.	Hansen’s Rights/Amendment/First Offer.

8.1.   Hansen’s Rights Regarding Distribution Agreements. Nothing in this Agreement should be construed as (a) granting AB Distributors exclusive distribution rights for the Products, or (b) except as provided in this Agreement, otherwise prohibiting Hansen from entering or maintaining relationships with other distributors.

8.2.	Amendment of Distribution Agreements.

8.2.1.               Section 6.b. and Exhibit F of the Distribution Agreement sets forth, without limitation, the terms under which the AB/Hansen Distributor pays the AB Commission to Hansen (the “AB Commission Terms”). Hansen covenants and agrees not to amend, modify, or delete any of the AB Commission Terms in any of the Distribution Agreements, without AB’s prior written consent.

8.2.2.               Hansen covenants and agrees not to amend or modify the terms of Section 21 (Competing Products) of any Distribution Agreement with an AB/Hansen Distributor (the “Competing Products Terms”), without AB’s prior written consent.

8.2.3.               Hansen is entitled, without AB’s consent, to amend, modify, or delete any provision of any Distribution Agreement (other than the AB Commission Terms and the Competing Products Terms), provided, however, that any AB/Hansen Distributor terminated by Hansen for cause shall be treated as a termination without cause for purposes of this Agreement if Hansen would not have been entitled to terminate such AB/Hansen Distributor for cause had the terms of the Distribution Agreement originally entered into between Hansen and such AB/Hansen Distributor instead been in effect.

8.3.   Right of First Offer. After the expiration of the 12-month period immediately following the Effective Date, if Hansen desires to enter into a distribution agreement with any Person (as defined below) for distribution of any of the Products in a territory within the U.S. and such territory is not already serviced by an AB/Hansen Distributor under a Distribution Agreement and is not an Excluded Territory (in each case a “New Territory”), Hansen shall notify AB, in writing, and AB shall have ten (10) business days after receipt of such notice to notify Hansen in writing of one or more AB Distributors that individually (the “Designated AB Distributor”) or collectively (the “Designated AB Distributors”) could service the entire New Territory. After Hansen is timely notified of the Designated AB Distributor or Designated AB Distributors, as the case may be, (a) Hansen may, at its option, conduct due diligence regarding the Designated AB Distributor or Designated AB Distributors and AB agrees to reasonably assist with such due diligence in the same manner specified in Section 2.4, and (b) Hansen will deliver to the Designated AB Distributor a Distribution Agreement for the entire New Territory in substantially the form of Exhibit A or, as the case may be, a separate Distribution Agreement in substantially the form of Exhibit A, to each of the Designated AB Distributors that collectively covers the entire New Territory, unless Hansen reasonably determines that the Designated AB Distributor or Designated AB Distributors, as the case may be, are not structured to, or do not have the resources to, or will not be able to, or are unwilling to, effectively and adequately service all classes of accounts throughout the entire New Territory. If the Designated AB Distributor or each of the Designated AB Distributors, as the case may be, fail to sign and return to Hansen a Distribution Agreement delivered to it by Hansen pursuant to the terms of the preceding sentence within ten (10) business days after its receipt, Hansen shall be entitled to offer the entire New Territory to any Person/s it wishes and the terms of this Section shall no longer apply to such New Territory. An “Excluded Territory” means any territory (a) with respect to which a Distribution Agreement was previously in effect with an AB/Hansen Distributor and was terminated; or (b) which was offered by Hansen pursuant to the terms of Section 2, but no Distribution Agreement was entered into due to a rejection by Hansen in accordance with this Agreement or the applicable AB Distributor/s.

9.	Competitive Product/s.
	9.1.	AB.

(a)     The following definitions apply solely to this Section 9.1 and Section 14.2 below.

(i)     Except as otherwise provided in the next sentence, a “Competitive Agreement” means any agreement, understanding or relationship similar in nature, purpose or effect to this Agreement for the marketing or distribution of any Competitive Product/s in any portion of the Competitive Territory. A Competitive Agreement does not include (1) any distribution agreement between AB and an AB Affiliate under which AB acts as master distributor of products owned by such AB Affiliate (a “Master Distributor Agreement”), or (2) any agreement pursuant to which AB authorizes, permits, or obligates an AB Distributor or another distributor to distribute Competitive Product/s that (A) were internally developed by AB or an Existing Affiliate, at any time, (B) were acquired by AB or an AB Affiliate after the Effective Date, or (C) AB has the right to distribute pursuant to a Master Distributor Agreement.

(ii)    “Competitive Product/s” means any shelf stable, non-alcoholic, energy drink, in ready to drink form generally sold or merchandized by retailers in substantially the same door or shelf as the Products or in any similar section of the store as the Products.

(iii)   Subject to the terms of Section 9.3 below, “Competitive Territory” shall mean the territory collectively covered by all Distribution Agreement/s with AB/Hansen Distributors that are in effect on the date any particular event specified in Section 9.1(b), Section 9.1(c), or Section 14.2 occurs; provided, however, that the Competitive Territory shall not include (a) any territory covered by a Distribution Agreement in which Hansen has distributed to retail through means other than an AB/Hansen Distributor more than one-third (1/3) of the cases of Products sold in such territory during the shorter of (I) the 12-month period immediately preceding the date of any such event, or (II) the period commencing on the Effective Date and ending on the date of any such event, or (b) any territory in which AB is a party to a Competitive Agreement that is in effect on the date Hansen and one or more AB/Hansen Distributors enter into a Distribution Agreement covering all or some of that territory.

(iv)   “Existing Affiliate” means any Person that is an Affiliate of AB on the Effective Date.

(b)    AB agrees not to enter into a Competitive Agreement with any Person; provided, however, that such restriction does not apply to any Competitive Agreement under which each Competitive Product covered by such Competitive Agreement was internally developed before or after the Effective Date by AB or an Existing Affiliate.

(c)     Except for any Competitive Agreement not prohibited by the terms of Section 9.1(b), AB will not (a) encourage or request that any AB Affiliate enter into a Competitive Agreement with another Person, (b) consent to any AB Affiliate entering into a Competitive Agreement with another Person so long as AB has the contractual right to withhold its consent, or (c) facilitate or assist in the negotiation or formation of any Competitive Agreement between an AB Affiliate and another Person.

9.2.	Hansen.
(a) The following definitions apply solely to this Section 9.2.

(i)     “Competitive Agreement” means any agreement, understanding or relationship similar in nature, purpose or effect to this Agreement for the distribution of the Products in any portion of the Competitive Territory.

(ii)    Subject to the terms of Section 9.3 below, “Competitive Territory” shall mean the territory collectively covered by the Distribution Agreement/s with AB/Hansen Distributors that are in effect on the date the particular event specified in Section 9.2(b) occurs; provided, however, that the Competitive Territory shall not include (a) any territory covered by a Distribution Agreement in which Hansen has distributed to retail through means other than an AB/Hansen Distributor more than one-third (1/3) of the cases of Products sold in such territory during the shorter of (I) the 12-month period immediately preceding the date of any such event, or (II) the period commencing on the Effective Date and ending on date of any such event, or (b) any territory in which Hansen is a party to a Competitive Agreement that is in effect on the date Hansen and one or more AB/Hansen Distributors enter into a Distribution Agreement covering all or some of that territory.

(b)	Hansen agrees not to enter into a Competitive Agreement with any Person.

9.3.   Eliminated Territory. AB and Hansen have entered into a separate Monster Beverages Off-Premise Distribution Coordination Agreement of even date herewith (as it may be amended from time to time pursuant to its terms, the “Monster Off-Premise Coordination Agreement”). If, at any time, after the expiration of eighteen (18) months after the Effective Date, a portion of the Competitive Territory (as defined is either Section 9.1 or 9.2) is not a part of the Competitive Territory, as such term is defined in the Monster Off-Premise Coordination Agreement (“Allied Products Only Territory”), AB shall be entitled to notify Hansen of its intention to eliminate all or a portion of such Allied Products Only Territory (the “Eliminated Territory”) from the terms of this Agreement by providing Hansen with no less than thirty (30) days advance written notice (the “Elimination Notice”). Upon receipt of the Elimination Notice the defined term “Competitive Territory” used in Sections 9.1, 9.2 and 14.2 of this Agreement will no longer include the Eliminated Territory. Hansen shall have an option, which it may exercise by written notice within thirty (30) days of receipt of the Elimination Notice, to elect that (a) the AB/Hansen Distributors selling Products in the Eliminated Territory will remain exclusive under the AB Wholesaler Exclusivity Incentive program; (b) AB will continue to receive Commissions and AB Commissions with respect to sales of Products in the Eliminated Territory in accordance with the terms of this Agreement; and (c) this Agreement shall continue to apply to the Eliminated Territory. If Hansen fails to timely exercise such option (i) the AB Distributors selling Products in the Eliminated Territory will not remain exclusive under the AB Wholesaler Exclusivity Incentive program, (ii) AB will no longer be entitled to receive any Commissions or AB Commissions with respect to sales of Products in the Eliminated Territory, and (iii) the provisions of this Agreement shall not apply to the Eliminated Territory.

9.4.	Termination or Expiration of Monster Off-Premise Distribution Coordination Agreement.

9.4.1.               In the event the Monster Off-Premise Coordination Agreement is terminated or expires for any reason, the terms of Sections 9.1, 9.2 and 9.3 shall be (without the need of any oral or written notice or amendment) automatically suspended and of no force or effect on the date such termination or expiration becomes effective (the “Monster Off-Premise Termination Date”) unless the AB/Hansen Distributors have collectively sold more than the number of cases of Products set forth on Exhibit F during any consecutive twelve (12) month period preceding the Monster Off-Premise Termination Date in which event the terms of Sections 9.1, 9.2 and 9.3 will remain unchanged and of full force and effect.

9.4.2.               If, at any time, after the provisions of Sections 9.1, 9.2 and 9.3 of this Agreement are suspended and of no force or effect (as provided in Section 9.4.1 above), the AB/Hansen Distributors collectively sell more than the number of cases of Products set forth on Exhibit F during any consecutive twelve (12) month period, the terms of Sections 9.1, 9.2 and 9.3 shall be automatically reinstated and become effective (without the need of any oral or written notice or amendment) beginning thirty (30) days after the end of such twelve (12) month period and each of the parties shall be bound by such terms, subject to possible further suspension/s pursuant to the terms of Section 9.4.3 below, until this Agreement expires or terminates pursuant to its terms.

9.4.3.               If, at any time, after the Monster Off-Premise Termination Date the terms of Sections 9.1, 9.2, and 9.3 are in effect and the AB/Hansen Distributors collectively sell less than the number of cases of Products set forth on Exhibit F during any consecutive twelve (12) month period, then the terms of Sections 9.1, 9.2 and 9.3 shall be automatically suspended and of no force or effect unless and until AB/Hansen Distributors collectively sell more than the number of cases of Products set forth on Exhibit F during any consecutive twelve (12) month period, in which event Sections 9.1, 9.2 and 9.3 shall be reinstated and become effective with effect from the last date of the applicable twelve (12) month period. The provisions of this Section 9.4.3 may be repeated (as often as may be necessary during the term of this Agreement in order to give effect to the provisions of this Section 9.4.3).

9.4.4.               Any Competitive Agreement AB or Hansen may have entered into during any period the parties are not bound by the terms of Sections 9.1, 9.2 and 9.3 pursuant to the terms of this Section 9.4 shall not be prohibited or otherwise affected by the terms of this Agreement.

10.    Termination of Distribution Agreement/s. In the event of any breach or default by an AB/Hansen Distributor under its Distribution Agreement with Hansen or any other occurrence that would give rise to Hansen’s right to terminate such Distribution Agreement, Hansen will give AB written notice of such breach, default or occurrence at the same time as Hansen delivers notice of such breach, default or occurrence to such AB/Hansen Distributor, and AB shall have the same opportunity to cure such breach, default, or occurrence as is provided to the AB/Hansen Distributor under the Distribution Agreement, if any. If the AB/Hansen Distributor and AB fail to cure the breach, default, or occurrence within the applicable cure period, if any, Hansen may terminate such Distribution Agreement pursuant to its terms and seek any remedies available under the Distribution Agreement or applicable law, in its sole and absolute discretion. AB will not, and will not directly or indirectly participate in or assist any Distributor to, challenge any right or remedy Hansen invokes under any Distribution Agreement, except to the extent that such challenge may relate to a breach by Hansen of its obligations under this Agreement or is reasonably necessary for AB to prevent a material impairment of its rights under this Agreement. Hansen agrees that (a) AB is not obligated, directly or indirectly, in any way under any of the Distribution Agreements, (b) AB has not expressly or implicitly agreed to guarantee the performance of any AB/Hansen Distributor under its respective Distribution Agreement with Hansen, and (c) Hansen will not take any action against AB to enforce an AB/Hansen Distributor’s obligation/s under its Distribution Agreement with Hansen. Hansen agrees that without the prior written consent of AB, Hansen will not enter into a new agreement or arrangement to distribute any of the Products with an AB/Hansen Distributor who was terminated by Hansen without cause for a period of two (2) years from the effective date of such termination.

11.    Term. Unless terminated by either party pursuant to the terms of this Agreement, the initial term of this Agreement shall commence on the Effective Date and shall end on the twentieth (20th) anniversary of the Effective Date (the “Initial Term”). After the Initial Term, this Agreement shall, subject to being terminated by either party pursuant to the terms of this Agreement, continue and remain in effect for as long as any AB/Hansen Distributor continues to distribute some or all of the Products pursuant to the terms of a Distribution Agreement.

12.    Termination By Either Party. Without prejudice to its other rights and remedies under this Agreement and those rights and remedies otherwise available in equity or at law, either party may terminate this Agreement on the occurrence of one or more of the following:

12.1. Material Breach. The other party’s breach of a material provision of this Agreement and failure to cure such breach within thirty (30) days after receiving written notice describing such material breach in reasonable detail from the non-breaching party; provided, however, if such breach is of a nature that it cannot reasonably be cured within thirty (30) days, then the breaching party shall have an additional sixty (60) day period to cure such breach, providing it immediately commences, in good faith, its best efforts to cure such breach.

12.2. Insolvency. The other party: (a) makes any general arrangement or assignment for the benefit of creditors; (b) becomes bankrupt, insolvent or a “debtor” as defined in 11 U.S.C. Section 101 or any successor statute (unless such petition is dismissed within sixty (60) days after its original filing); (c) has appointed a trustee or receiver to take possession of substantially all of such party’s assets or interest in this Agreement (unless possession is restored to such party within sixty (60) days after such taking); or (d) has substantially all of such party’s assets or interest in this Agreement (unless such attachment, execution or judicial seizure is discharged within sixty (60) days after such attachment, execution or judicial seizure) attached, executed, or judicially seized.

	12.3.	Agreement. Mutual written agreement of the parties.
13.	Termination on Change of Control.

13.1. Definitions. The following definitions apply to this Section 13 and wherever else they are used in this Agreement:

13.1.1.             “Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by, or under common Control with, such specified Person; provided, however, that notwithstanding AB’s ownership of a majority of Grupo Modelo (a Mexican company) it is agreed that AB does not Control Grupo Modelo or its Affiliates.

13.1.2.             A “Change of Control” shall have occurred with respect to a corporation for purposes of this Agreement upon completion or consummation of any of the following by or with respect to such corporation:

(a)     the shareholders or Board of Directors of such corporation approve a definitive agreement to:

(i)     merge or consolidate with any other Person or in which all the Voting Interests of such corporation outstanding immediately prior thereto represent (either by remaining outstanding or being converted into Voting Interests of the surviving corporation) less than 50% of the Voting Interests of such corporation or the surviving entity immediately after such merger or consolidation; or

(ii)    the sale or disposition by such corporation (in one transaction or a series of transactions) of all or substantially all of such corporation’s assets;

(b)    a plan of liquidation or dissolution of such corporation is submitted to and approved by the shareholders of such corporation;

(c)     the sale or disposition by such corporation (in one transaction or a series of transactions) of, (i) in the case of AB or its Parent, their alcohol malt beverage business, or (ii) in the case of Hansen or its Parent, their energy drink business;

(d)    any Person or group of Persons, other than (i) the Parent of such corporation as of the date of this Agreement, or (ii) a trustee or other fiduciary holding securities under an employee benefit plan of such corporation, becomes the beneficial owner directly or indirectly (within the meaning of Rule 13d-3 under the Act) of more than 50% of the Voting Interests of such corporation, as a result of a tender offer or exchange offer, open market purchases, privately negotiated purchases or otherwise;

(e)     in any share exchange, extraordinary dividend, acquisition, disposition or recapitalization (or series of related transactions of such nature) (other than a merger or consolidation), the holders of Voting Interests of such corporation immediately prior thereto continue to own directly or indirectly (within the meaning of Rule 13d-3 under the Act) less than 50% of the Voting Interests of such corporation (or successor entity) immediately thereafter; or

(f)     any group of Persons acting in concert in Control of such corporation changes such that a different Person or group of Persons acting in concert Control such corporation.

In addition, a Change of Control of Hansen or Hansen’s Parent shall be deemed to have occurred if any Global Brewer, together with its Affiliates, becomes the beneficial owner directly or indirectly (within the meaning of Rule 13d-3 under the Act) of more than 20% of the Voting Interests of Hansen or Hansen’s Parent.

13.1.3.             “Control” (including the correlative terms “Controlled by” and “Controlling”) when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Interests, by contract or otherwise. Without limitation (a) any Person that, directly or indirectly, owns or controls, or has the right to own or control (through the exercise of any outstanding option, warrant or right, through the conversion of a security or otherwise, whether or not then exercisable or convertible) 25% or more of the outstanding Voting Interests of another Person or an aggregate of 25% or more of the outstanding Voting Interests of a Person, its direct or indirect Parents or the direct or indirect Subsidiaries of such Person shall be deemed to control such Person for purposes of this term; and (b) any Person, that through any combination of interests, holdings or arrangements, has, or upon the exercise of any outstanding option, warrant or right, through the conversion of a security or otherwise, whether or not then exercisable or convertible, would have, the ability to elect 25% or more of the members of the governing board of any other Person shall be deemed to control such Person for purposes of this term.

13.1.4.             “Global Brewer” means any Person that, together with its Affiliates, has produced and sold alcohol malt beverage products exceeding 15,000,000 Barrels in the calendar year immediately preceding the date on which the provision of this Agreement using this term is to be applied. A “Barrel” shall be equal to 31 U.S. gallons.

13.1.5.             “Governmental Entity” means any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

13.1.6.             “Parent” means (i) with respect to any corporation, limited liability company, association or similar organization or entity, any Person (whether directly, through one or more of its direct or indirect Subsidiaries) owning more than 50% of the issued and outstanding Voting Interests of such corporation, limited liability company, association or similar organization or entity and (ii) with respect to any partnership, any Person (whether directly or through one of its direct or indirect Affiliates) owning more than 50% of the issued and outstanding general and/or limited partnership interests.

13.1.7.             “Person/s” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, corporation, or other entity or any Governmental Entity.

13.1.8.             “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other organization or entity of which more than 50% of the issued and outstanding Voting Interests or, in the case of a partnership, more than 50% of the general partnership interests, is at the time owned by such Person (whether directly, through one or more of such Person’s direct or indirect Subsidiaries). For the avoidance of doubt, neither Grupo Modelo nor any of its Subsidiaries is a Subsidiary of AB.

13.1.9.             “Voting Interest” means equity interests in any entity of any class or classes (however designated) having ordinary voting power for the election of members of the governing body of such entity.

13.2. Notice of Change of Control. As soon as is reasonably practical after the occurrence of a Change of Control of a party to this Agreement or its Parent, but in no event later than sixty (60) days thereafter, the party subject to the Change of Control or whose Parent is subject to a Change of Control (the “Subject Party”) shall deliver written notice to the other party (the “Other Party”) that (a) states that a Change of Control has occurred with respect to itself or its Parent; (b) states the date that the Change of Control was consummated, if known; and (c) identifies the Person/s who acquired Control (the “Change of Control Notice”).

13.3. Termination on Change of Control. Within sixty (60) days of the Other Party’s receipt of a Change of Control Notice, the Other Party may terminate this Agreement upon written notice to the Subject Party, without paying, or incurring any liability or obligation to pay, any termination fee, penalty, damages, or other compensation.

14.	Termination by Hansen.

14.1. Hansen may terminate this Agreement within sixty (60) days after written notice to AB, without paying or incurring any liability or obligation to pay, any termination fee, penalty, damages, or other compensation, if less than fifty percent (50%) of the AB Distributors offered by Hansen pursuant to the terms of Section 2 and not rejected by Hansen pursuant to the terms of Section 2.8 have signed and delivered a Distribution Agreement to Hansen within fourteen (14) months after the Effective Date.

14.2.

14.2.1.             Subject to the terms of Section 14.2.2 and Section 14.2.3 below, upon written notice to AB, Hansen may terminate this Agreement within sixty (60) days after Hansen has actual knowledge of either of the following occurrences: (a) AB distributes anywhere in the Competitive Territory, through one or more AB Distributors, a Competitive Product that was acquired by AB or an AB Affiliate from another Person after the Effective Date, or (b) AB distributes anywhere in the Competitive Territory, through one or more AB Distributors, a Competitive Product of an AB Affiliate. Hansen’s right to terminate this Agreement under this Section 14.2 shall be independent of and in addition to any other rights or remedies of Hansen under this Agreement, including, without limitation, Sections 9.1 and 12.1 above, and the construction and interpretation of Section 9.1 shall not restrict, limit or otherwise affect the construction and interpretation of this Section 14.2.

14.2.2.             Hansen shall not be entitled to terminate this Agreement pursuant to the terms of this Section 14.2 if the Competitive Product being distributed by AB, through one or more AB Distributors, was internally developed before or after the Effective Date by AB or an Existing Affiliate.

14.2.3              The terms of this Section 14.2.1 and Section 14.2.2 shall be (without the need of any oral or written notice or amendment) automatically suspended and of no force or effect effective on any date the terms of Sections 9.1, 9.2 and 9.3 become suspended and of no force or effect pursuant to the terms of Section 9.4 and the terms of this Section 14.2.1 and Section 14.2.2 shall be (without the need of any oral or written notice or amendment) automatically reinstated and in full force and effect effective on any date the terms of Sections 9.1, 9.2 and 9.3 are reinstated and become effective pursuant to the terms of Section 9.4. Hansen shall not be entitled to terminate this Agreement pursuant to the terms of this Section 14.2 based on any actions taken by AB during the period in which the terms of Section 14.2.1 and Section 14.2.2 are suspended as specified above.

14.3. Hansen shall have the right at any time, upon written notice to AB, to terminate this Agreement without cause or for no reason; provided, however, that such termination is expressly conditioned on Hansen concurrently sending written notice of termination without cause to, except as provided in the next sentence, each of the then existing AB/Hansen Distributors pursuant to the terms of the applicable Distribution Agreements between Hansen and each of those existing AB/Hansen Distributors. In order to satisfy the foregoing condition, Hansen does not have to send written notices of termination without cause to any AB/Hansen Distributors who at that time are in the process of being terminated by Hansen for cause pursuant to the terms of their applicable Distribution Agreements with Hansen.

15.    Termination by AB. AB shall have the right, at any time, upon written notice to Hansen, to terminate this Agreement without cause or for no reason.

16.    Automatic Termination. If neither party has previously chosen to terminate this Agreement pursuant to its terms and all Distribution Agreements with the AB/Hansen Distributors have been terminated for any reason and/or expired pursuant to their terms, either party may terminate this Agreement by notifying the other party, in writing, of such termination effective no earlier than ten (10) business days after the date of such notice.

17.    Obligations on Termination. The expiration or termination of this Agreement will not terminate any Distribution Agreement that is effective at the time of such expiration or termination. During the period between a notice of termination and the effective date of termination, each party shall continue to perform its obligations under this Agreement. Sections 7, 8.1, 18.1, 19, 20, 21, 22 and 23 of this Agreement shall survive the expiration or termination of this Agreement.

18.	Termination Fees.

18.1. “Aggregate Termination Fee” means the aggregate of the Commissions and the AB Commissions due to AB for the 12-month period ending on the last day of the last calendar month preceding the effective date of termination of this Agreement for Products sold by Hansen to AB/Hansen Distributors who are AB/Hansen Distributors as of the effective date of such termination. Each termination fee specified in this Section 18 will be due and payable no later than thirty (30) days after the effective date of the applicable termination and such obligation shall survive the termination or expiration of this Agreement.

18.2. If Hansen terminates this Agreement pursuant to the terms of Section 12.1 above, AB shall, without prejudice to Hansen’s rights and remedies available under this Agreement, equity and/or applicable law, pay Hansen an amount equal to the Aggregate Termination Fee multiplied by three.

18.3. If AB terminates this Agreement pursuant to the terms of Section 12.1 above, Hansen shall, without prejudice to AB’s rights and remedies available under this Agreement, equity and/or applicable law, pay AB an amount equal to the Aggregate Termination Fee multiplied by three.

18.4. If Hansen terminates this Agreement pursuant to the terms of Section 14.2 above, AB shall pay Hansen the Aggregate Termination Fee.

18.5. If AB terminates this Agreement pursuant to the terms of Section 15 above, AB shall pay Hansen the Aggregate Termination Fee.

18.6. If Hansen terminates a Distribution Agreement with a AB/Hansen Distributor without cause, Hansen will pay AB a termination fee (in each case, a “DA Termination Fee”) equal to the aggregate of the Commissions and AB Commissions due AB in respect of the terminated Distribution Agreement during the 12-month period ending on the last day of the last calendar month preceding termination.

18.7. If Hansen terminates this Agreement pursuant to the terms of Section 14.3 above, Hansen shall pay AB the Aggregate Termination Fee.

18.8. If Hansen only terminates a portion of the territory specified in a particular Distribution Agreement between Hansen and an AB/Hansen Distributor, without cause, Hansen shall pay AB a partial termination fee (in each case, a “Partial DA Termination Fee”) equal to the DA Termination Fee that would be owed if the applicable Distribution Agreement were fully terminated on the date the partial termination occurs, multiplied by a fraction, the numerator of which is the Net Sales of Products in the terminated portion of the applicable territory during the twelve (12) months immediately preceding such termination, and the denominator of which is the Net Sales of Products in the entire applicable territory during the twelve (12) months immediately preceding such termination.

18.9. If Hansen only terminates an AB/Hansen Distributor’s right to distribute certain Product brands specified in a particular Distribution Agreement between Hansen and an AB/Hansen Distributor, without cause, Hansen shall pay AB a partial termination fee (in each case, a “Partial Product DA Termination Fee”) equal to the DA Termination Fee that would be owed if the applicable Distribution Agreement were fully terminated on the date the partial termination occurs, multiplied by a fraction, the numerator of which is the Net Sales of the brand of terminated Products during the twelve (12) months immediately preceding such termination, and the denominator of which is the Net Sales of all Products sold under the applicable Distribution Agreement during the twelve (12) months immediately preceding such termination.

18.10.              If a portion of the Aggregate Termination Fee, the DA Termination Fee, the Partial DA Termination Fee or the Partial Product DA Termination Fee is payable with respect to any Lost Brand or Rumba Brand products or the J.U. Brand products originally agreed to by the parties as contemplated by Recital 3(a) above, then the amount of such portion only, shall be increased by one hundred percent (100%).

19.    Limitation of Damages; Limitation of Liability. EXCEPT FOR DAMAGES RESULTING FROM INTENTIONAL TORTIOUS MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, LOSS OF GOODWILL, BUSINESS INTERRUPTION, LOSS OF BUSINESS OPPORTUNITY, OR ANY OTHER PECUNIARY LOSS) SUFFERED BY SUCH PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND/OR THE USE OF OR INABILITY TO USE OR SELL THE PRODUCTS, AND/OR FROM ANY OTHER CAUSE WHATSOEVER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES’ RESPECTIVE TOTAL LIABILITY FOR MONEY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL NOT EXCEED THE APPLICABLE TERMINATION FEE PAYABLE PURSUANT TO SECTION 18 ABOVE. THESE LIMITATIONS WILL APPLY REGARDLESS OF THE LEGAL THEORY OF LIABILITY, WHETHER UNDER CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR ANY OTHER THEORY WHATSOEVER.

EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY OR WARRANTIES, DISCLAIMER, OR EXCLUSION OF DAMAGES, IS EXPRESSLY INTENDED TO BE SEVERABLE AND INDEPENDENT FROM ANY OTHER PROVISION, SINCE THOSE PROVISIONS REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES, AND SHALL BE SEPARATELY ENFORCED. NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED (INCLUDING THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE) EXCEPT THOSE SET FORTH IN THIS AGREEMENT.

20.	Books and Records; Examinations.

20.1. For a period of at least two years following the expiration or earlier termination of this Agreement, Hansen shall maintain such books and records (collectively, “Hansen Records”) as are necessary to substantiate that no payments have been made, directly or indirectly, by or on behalf of Hansen to or for the benefit of any AB employee or agent who may reasonably be expected to influence AB’s decision to enter into this Agreement or the amount to be paid by AB pursuant hereto. (As used herein, “payments” shall include money, property, services and all other forms of consideration.) All Hansen Records shall be maintained in accordance with generally accepted accounting principles as consistently applied by Hansen. AB and/or its representative shall have the right at any time during normal business hours, upon seven (7) days written notice, to examine the Hansen Records, but not more than once per year. The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement.

20.2. For a period of at least two years following the expiration or earlier termination of this Agreement, AB shall maintain such books and records (collectively, “AB Records”) as are necessary to substantiate that no payments have been made, directly or indirectly, by or on behalf of AB to or for the benefit of any Hansen employee or agent who may reasonably be expected to influence Hansen’s decision to enter into this Agreement or the amount to be paid by Hansen pursuant hereto. (As used herein, “payments” shall include money, property, services and all other forms of consideration.) All AB Records shall be maintained in accordance with generally accepted accounting principles as consistently applied by AB. Hansen and/or its representative shall have the right at any time during normal business hours, upon seven (7) days written notice, to examine the AB Records, but not more than once per year. The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement.

20.3. Hansen shall keep complete and true books and other records containing data in sufficient detail necessary to determine the Commission, the AB Commission, Net Sales of the Products, Gross Profit for each of the Products, Gross Profit Margin for each of the Products, any Aggregate Termination Fee, any DA Termination Fee, any Partial DA Termination Fee, the Partial Product DA Termination Fee and any Buy-Out Contribution, as well as all components of each of these items.

20.4. No more than once per calendar year, AB shall have the right, at its own expense, to have the books and records kept by Hansen (and all related work papers and other information and documents) examined by a nationally recognized public accounting firm appointed by AB (in each case, an “Accounting Firm”) to (a) verify the calculations of the Commission, the AB Commission, Net Sales of the Products, Gross Profit for each of the Products, the Gross Profit Margin for each of Products, any Aggregate Termination Fee, any DA Termination Fee, any Partial DA Termination Fee, the Partial Product DA Termination Fee, any Buy-Out Contribution, and/or any component of any of the foregoing, and (b) and to verify the resulting payments required under this Agreement. Prior to conducting any such examination, the Accounting Firm shall have agreed to hold in confidence and not disclose to anyone, other than the parties or unless required by applicable law, all information reviewed by or disclosed to the Accounting Firm during such examination.

21.	Trademarks.

21.1. “Hansen Marks” means the trademarks, trade names, brand names, and logos (whether or not registered), copyright material and other intellectual property owned by Hansen and used by it on the Products and/or in connection with the production, labeling, packaging, marketing, sale, advertising, and promotion of the Products. AB acknowledges and agrees that all Hansen Marks shall be and remain the exclusive property of Hansen. No right, title or interest of any kind in or to the Hansen Marks is transferred by this Agreement to AB. AB agrees that it will not attempt to register the Hansen Marks, or any marks confusingly similar thereto, in any form or language anywhere in the world. AB further agrees that during the term of this Agreement it will not contest the validity of the Hansen Marks or the ownership thereof by Hansen. AB’s use of the Hansen Marks will inure for the benefit of Hansen.

21.2. Infringement of Hansen’s Marks. If during the term of this Agreement a third party institutes against Hansen or AB any claim or proceeding that alleges that the use of any Hansen Mark in connection with the marketing, promotion, merchandising and/or sales of the Products under this Agreement infringes the intellectual property rights held by such third party, then Hansen shall, in its sole discretion, and at its sole expense, contest, settle, and/or assume direction and control of the defense or settlement of, such action, including all necessary appeals thereunder. AB shall use all reasonable efforts to assist and cooperate with Hansen in such action, subject to Hansen reimbursing AB for any reasonable out-of-pocket expenses incurred by AB in connection with such assistance and cooperation. If, as a result of any such action, a judgment is entered by a court of competent jurisdiction, or settlement is entered by Hansen, such that any Hansen Mark cannot be used in connection with the marketing, promotion, merchandising and/or sales of the Products under this Agreement without infringing upon the intellectual property rights of such third party, then Hansen and AB promptly shall cease using such affected Hansen Mark in connection with the marketing, promotion, merchandising and/or sale of the Products under this Agreement. Neither party shall incur any liability or obligation to the other party arising from any such cessation of the use of the affected Hansen Mark.

21.3. Termination. Upon expiration or termination of this Agreement, AB shall cease and desist from any use of the Hansen Marks and any names, marks, logos or symbols confusingly similar thereto.

21.4. “AB Marks” means the trademarks, trade names, brand names and logos (whether or not registered), copyright material and other intellectual property owned by AB for the name Rhumba and Rumba for alcohol beverages. Hansen acknowledges and agrees that all AB Marks shall be and remain the exclusive property of AB. No right, title or interest of any kind in or to the AB Marks is transferred by this Agreement to Hansen. Hansen agrees that it will not attempt to register the AB Marks, or any marks confusingly similar thereto, in any form or language anywhere in the world for alcohol beverages. Hansen further agrees that during the term of this Agreement, it will not contest the validity of the AB Marks or the ownership thereof by AB.

21.5. Cooperation. AB agrees that it will make all reasonable efforts to ensure that there is no likelihood of confusion or dilution of the Hansen Marks resulting from the activities and undertakings set forth in this Agreement.

22.	Miscellaneous.

22.1. No Employment Relationship. Notwithstanding any language in this Agreement to the contrary, the parties intend that their relationship will be only as set forth in this Agreement. Neither party nor any employee, agent, officer, or independent contractor of or retained by either party shall be considered an agent or employee of the other party for any purpose or entitled to any of the benefits that the other party provides for any of the other party’s employees. Furthermore, each party acknowledges that it shall be responsible for all federal, state and local taxes for it and its employees and reports relative to fees under this Agreement and each party will indemnify and hold the other party harmless from any failure to file necessary reports or pay such taxes.

22.2. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and is intended by the parties to be a final expression of their understanding and a complete and exclusive statement of the terms and conditions of the agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the parties concerning the subject contained herein and contains all of the covenants, agreements, understandings, representations, conditions, and warranties mutually agreed to between the parties. This Agreement may be modified or rescinded only by a writing signed by the parties hereto or their duly authorized agents.

22.3. Choice of Law. This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of California, without giving effect to any conflict-of-law rules requiring the application of the substantive laws of any other jurisdiction.

22.4. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, legal administrators, legal representatives, successors and assigns. This Agreement shall not be assignable by either party without the prior written consent of the other party; provided, however, that in the event of the Change of Control of a party to this Agreement (the “Change of Control Party”) or its Parent in which the other party to this Agreement chooses not to exercise its termination rights under Section 13.3 above and this Agreement is assumed by the surviving entity or successor to the Change of Control Party, or by the acquirer of substantially all of the Change of Control Party’s assets as a matter of law, the Change of Control Party shall be entitled to assign all of its rights and obligations under this Agreement to such Person without the other party’s consent so long as such successor, surviving entity or acquirer agrees in writing to unconditionally assume all of the Change of Control Party’s rights and obligations under this Agreement.

22.5. Counterparts. This Agreement may be signed in one (1) or more counterparts, each of which shall constitute an original but all of which together shall be one (1) and the same document. Signatures received by facsimile shall be deemed to be original signatures.

22.6. Partial Invalidity. Each provision of this Agreement will be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application of the provision to any person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of the provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected by such invalidity or unenforceability, unless the provision or its application is essential to this Agreement.

22.7. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

22.8. Drafting Ambiguities. Each party to this Agreement and their legal counsel have reviewed and revised this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits to this Agreement.

22.9. Notices. All notices or other communications required or permitted to be given to a party to this Agreement shall be in writing and shall be personally delivered, sent by certified mail, postage prepaid, return receipt requested, or sent by an overnight express courier service that provides written confirmation of delivery, to such party at the following respective address:

If to Hansen:

Hansen Beverage Company

1010 Railroad Street

Corona, California 92882

Attention: Chief Executive Officer

Telecopy: (951) 739-6210

with a copy to:

Solomon Ward Seidenwurm & Smith LLP

401 B Street, Suite 1200

San Diego, California 92101

Attention: Norman L. Smith, Esq.

Telecopy: (619) 231-4755

If to AB:

Anheuser Busch, Incorporated

One Busch Place

St. Louis, Missouri 63118

Attention: Vice President, Business and Wholesaler Development

Telecopy: (314) 577-4846

with a copy to:

Anheuser-Busch Companies, Inc.

One Busch Place 202-6

St. Louis, MO 63118

Attention: General Counsel

Telecopy: (314) 577-0776

Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by mail in accordance with this Section, then it shall be deemed given, delivered and received three (3) days after the date such notice or other communication is deposited with the U.S. Postal Service in accordance with this Section. Any party to this Agreement may give a notice of a change of its address to the other party to this Agreement.

22.10.              Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person or entity, other than the parties to this Agreement and their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained in this Agreement.

23.	Dispute Resolution.

23.1. Any controversy, claim or dispute of whatever nature arising out of or in connection with this Agreement or the breach, termination, performance or enforceability hereof or out of the relationship created by this Agreement (a “Dispute”) shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the date of this Agreement. The parties understand and agree that they each have the right to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction or other equitable relief to preserve the status quo or prevent irreparable harm. Unless otherwise agreed in writing by the parties hereto, the arbitral panel shall consist of three (3) arbitrators, each of whom shall be a retired judge from a State other than California or Missouri and shall be appointed by the AAA in accordance with Section 23.2 below. The place of arbitration shall be Dallas, Texas. Judgment upon the award may be entered, and application for judicial confirmation or enforcement of the award may be made, in any competent court having jurisdiction thereof. Other than as required or permitted by an applicable governmental entity, each party will continue to perform its obligations under this Agreement pending final resolution of any such Dispute. The parties knowingly and voluntarily waive their rights to have any Dispute tried and adjudicated by a judge or a jury.

23.2. Immediately after the filing of the submission or the answering statement or the expiration of the time within which the answering statement is filed, the AAA shall send simultaneously to each party to the dispute an identical list of ten (10) (unless the AAA decides that a larger number is appropriate) names of retired judges from the National Roster from States other than California or Missouri. The parties shall attempt to agree on the three arbitrators from the submitted list and advise the AAA of their agreement. If the parties are unable to agree upon the three arbitrators, each party to the dispute shall have 15 days from the transmittal date in which to strike no more than three (3) names objected to, number the remaining names in order of preference, and return the list to the AAA. If a party does not return the list within the time specified, all persons named therein shall be deemed acceptable. From among the persons who have been approved on both lists, and in accordance with the designated order of mutual preference, the AAA shall invite the acceptance of the three arbitrators to serve. If the parties fail to agree on any of the persons named, or if acceptable arbitrators are unable to act, or if for any other reason the appointment cannot be made from the submitted lists, the AAA shall have the power to make the appointment from among other retired judges on the National Roster from States other than California or Missouri without the submission of additional lists.

23.3. The arbitration shall be governed by the laws of the State of California, without regard to its conflicts-of-law rules, and by the arbitration law of the Federal Arbitration Act (Title 9, U.S. Code). The arbitrators shall base the award on the applicable law and judicial precedent that would apply, and the arbitrators shall have no authority to render an award that is inconsistent therewith. The award shall be in writing and include the findings of fact and conclusions of law upon which is it based if so requested by either party. Except as may be awarded to the prevailing party, each party shall bear the expense of its own attorneys, experts, and out of pocket costs as well as fifty percent (50%) of the expense of administration and arbitrators’ fees.

23.4. Except as otherwise required by law, the parties and the arbitrator(s) shall keep confidential and not disclose to third parties any information or documents obtained in connection with the arbitration process, including the resolution of the Dispute.

23.5. Notwithstanding anything to the contrary in this Agreement, EACH PARTY WAIVES THE RIGHT IN ANY ARBITRATION OR JUDICIAL PROCEEDING TO RECEIVE CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES. THE ARBITRATORS SHALL NOT HAVE THE POWER TO AWARD CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES.

24.    Attorney’s Fees. In the event any litigation, arbitration, mediation, or other proceeding (“Proceeding”) is initiated by any party against any other party to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with this Agreement, the prevailing party in such Proceeding shall be entitled to recover from the unsuccessful party reasonable attorneys fees and costs directly related to (1) such Proceeding (whether or not such Proceeding proceeds to judgment), and (2) any post-judgment or post-award proceeding including, without limitation, one to enforce any judgment or award resulting from any such Proceeding.

25.	Force Majeure.

25.1  Neither party shall be liable for delays in delivery or failure to perform due directly or indirectly to causes beyond such party’s reasonable control (each, individually, a “Force Majeure Event”) including, without limitation: (1) acts of God, act (including failure to act) of any governmental authority (de jure or de facto), wars (declared or undeclared), governmental priorities, port congestion, riots, revolutions, strikes or other labor disputes, fires, floods, sabotage, nuclear incidents, earthquakes, storms, epidemics; or (2) inability to timely obtain either necessary and proper labor, materials, ingredients, components, facilities, production facilities, energy, fuel, transportation, governmental authorizations or instructions, material or information. The foregoing shall apply even though any Force Majeure Event occurs after such party’s performance of its obligations is delayed for other causes.

25.2. The party affected by a Force Majeure Event shall give written notice to the other party of the Force Majeure Event within a reasonable time after the occurrence thereof, stating therein the nature of the suspension of performance and reasons therefore. Such party shall use its commercially reasonable efforts to resume performance as soon as reasonably possible. Upon restoration of the affected party’s ability to perform its obligations hereunder, the affected Party shall give written notice to the other party within a reasonable time.

26.    Amendment and Restatement. This Agreement amends, restates, and replaces the Existing Allied Products Agreement in its entirety as of the Effective Date.

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SIGNATURE PAGE TO AMENDED AND RESTATED ALLIED PRODUCTS DISTRIBUTION COORDINATION AGREEMENT BETWEEN HANSEN BEVERAGE COMPANY AND ANHEUSER-BUSCH, INCORPORATED

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers on the date specified in the introductory paragraph of this Agreement.

HANSEN BEVERAGE COMPANY,	ANHEUSER-BUSCH, INCORPORATED,
a Delaware corporation	a Missouri Corporation
By: /s/Rodney Sacks	By: /s/ David A. Peacock
Rodney Sacks	David A. Peacock
Chief Executive Officer	Vice President, Administration